EXHIBIT - 99.1

Richard O. Faria
(510) 608-3400
dick_faria@sti.com

FOR IMMEDIATE RELEASE

SCIENTIFIC TECHNOLOGIES INC.
REPORTS SECOND
QUARTER 2005 RESULTS

FREMONT, CALIFORNIA, August 8, 2005...SCIENTIFIC TECHNOLOGIES INCORPORATED (NASDAQ:STIZ), a leading North American provider of automation safeguarding technology announced today the results of operations for the quarter and six months ended June 30, 2005. Sales for the second quarter of 2005 were $14,941,000, compared to sales of $15,632,000 in the second quarter of 2004. Net income for the second quarter of 2005 was $510,000, or $0.05 per share, compared to net income of $583,000, or $.06 per share, for the second quarter of 2004. Sales for the six months ended June 30, 2005 were $29,239,000 compared to $30,272,000 for the comparable 2004 period. Net income for the first half of 2005 declined to $529,000 or $.05 per basic and diluted share compared to $907,000 or $.09 per basic and diluted share in the first half of 2004.

Commenting on the results, Joseph J. Lazzara, President and Chief Executive Officer stated, "The second quarter of 2005 represents a marked improvement over the first quarter of 2005. Our sales were up 4% for the second quarter of 2005 from the $14,298,000 in sales achieved in the first quarter of 2005, while profits increased to $510,000 in the second quarter from $19,000 in the first quarter of 2005.

We also accomplished a series of product introductions and training sessions for our distributor channel, covering 11 cities across North America, commencing during the later portion of the second quarter and completed in the early third quarter. As a result of this training, we look forward to further working with our distributor channel in solving our customers' automation guarding and sensing problems with an increased number of products and technologies."

Second Quarter Highlights

Items of interest for the second quarter included:

  We introduced and commenced deliveries on the new OptoShield OS3100 Laser Light Safety Scanner an advanced area guarding safety scanner which employs laser light to monitor entry into a user configurable safety detection zone and send a stop signal to a guarded machine. The scanner can be used to protect personnel from stationary hazardous machinery and robotic work cells or moving equipment, such as automatic guided vehicles. OptoShield features STI-patented Intrusion Indicators that identify where the safety zone is encroached without the need for difficult diagnostic searches and an external computer display. Intuitive set-up software facilitates ease of use and configuration, allowing the OptoShield to be configured in a large number of area guarding arrangements. STI is the only US manufacturer of safety laser scanners.

  According to a January, 2005 report issued by Venture Development Corporation on the North American Market for Machine Automatic Safeguarding Equipment, laser scanners represent the second highest expected product growth segment, by percentage, in the safeguarding equipment market from 2004 to 2007, and are expected to be an estimated $90 million product segment by 2007.

  We introduced our new AS-I Safety Module, which offers our customers the ability to interface a number of STI products, such as our safety light curtains and our OS3100 Laser Light Safety Scanner to the AS-Interface (AS-I) Safety at Work industrial automation networking system. AS-Interface is a lower level fieldbus, consisting of a low-cost connection system designed to operate over a two-wire cable carrying data and power, used primarily to connect actuators and sensors to a machine control system. The Safety at Work system is an extension of the AS-I system, allowing the addition of safety devices to the control network.

  Our Machine Services Division received its largest order to date for the LazerSafe, a safeguarding device used on hydraulic brake presses for operator protection, from an agricultural product storage and handling systems manufacturer.

  Our Automation Products Group began deliveries of its new product catalog, the 2005-2006 Selection Guide to Measurement Automation Products. Featured technologies include ultrasonic sensors, pressure products, liquid level sensors, solid level sensors, flow sensors, data monitors and telemetry products, relays and controllers. Each product category includes a selection guide with clearly detailed product features, options, application examples, specifications, schematic/system drawings, dimensions and ordering information.

About Scientific Technologies Inc.

Scientific Technologies, Inc. (STI) is a North American leading provider of automation safeguarding products and services through its Safety Products Group. STI's Optical Sensor Division (OSD) provides safety products that are used to protect workers around machinery, automated equipment and industrial robots. Our products serve a wide variety of applications and markets, including semiconductor, automotive, electronics manufacturing, packaging and consumer markets. STI's Machine Services Division (MSD) provides safety services such as: safeguarding equipment installations, machine safety assessments, and the design and custom fabrication of guarding solutions. MSD specializes in machinery services including the repair, relocation, installation and service of fabricating machinery. MSD serves customers in a variety of industries, including metal fabrication, aerospace, electronics, building materials, automotive and food processing. Our web site is located at www.sti.com.

STI's Automation Products Group serves the factory automation, semiconductor, transportation, oil and gas, consumer and food processing industries with a diversified offering of sensing technologies. Products include level, flow, pressure sensing, positioning transducers, vehicle separation, profiling and ultrasonic sensors and controls. Further information is available at the Group's web sites: www.automationsensors.com, and www.stiscanners.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the expected growth of the laser scanner market, are forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause STI's results to differ materially from the forward-looking statements, include: economic and political conditions in domestic and international markets; declining market demand for laser scanners or industrial safety and security products generally; introduction of or increased demand for alternative products; potential errors, defects, design flaws or other problems with laser scanner products; changes in regulations relating to industrial safety and security products; and the other risks detailed from time to time in STI's Securities and Exchange Commission filings and reports, including STI's annual report filed on Form 10-K and quarterly reports filed on Form 10-Q. STI disclaims any obligation to update information contained in any forward-looking statement.

SCIENTIFIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Income Statement
 (Amounts in thousands except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Sales	$14,941	$15,637	$29,239	$30,272
Cost of sales	8,771	9,204	17,591	17,770
Gross profit	6,170	6,433	11,648	12,502

Operating expenses	5,509	5,566	11,017	11,156
Operating income (loss)	661	867	631	1,346

Interest and other income	89	73	150	117
Income (loss) before taxes	750	940	781	1,463

Provision for (benefit) from income taxes	240	357	252	556
Net income (loss)	$ 510	$ 583	$ 529	$ 907

Basic and diluted net income (loss) per share	$ .05	$ .06	$ .05	$ .09
Shares used to compute net income (loss) per share	9,772	9,811	9,770	9,797

Condensed Consolidated Balance Sheet (Amounts in thousands)
	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$ 1,141	$ 1,107
Short-term investments	2,379	2,350
Accounts receivable	8,372	7,746
Inventories	10,077	10,584
Other assets	5,152	5,161
Total current assets	27,121	26,948
Property, plant and equipment, net Goodwill, intangibles and other non-current assets	3,271 2,841	3,470 2,918
Total assets	$33,233	$33,336

Liabilities and shareholders' equity
Current liabilities:
Bank overdraft	$ 51	$ 517
Accounts payable	3,587	3,246
Accrued expenses	3,436	3,920
Current portion of capital lease with Parent	68	68
Total current liabilities	7,142	7,751
Capital lease with Parent	62	96
Long-term tax liability	118	118
Total liabilities	7,322	7,965
Shareholders' equity	25,911	25,371
Total liabilities and shareholders' equity	$33,233	$33,336